Exhibit 99.1

NEWS RELEASE

CONTACTS
FLAG Telecom
Willem Baralt, Group Treasurer
+44 207 317 0837
Irelations@flagtelecom.com

Jane Windsor
+44 207 317 0813
jwindsor@flagtelecom.com

FLAG TELECOM SHOWS CONFIDENCE IN BUSINESS
PERFORMANCE WITH EARLY BUY BACK OF INDENTURE NOTES

London, U.K. – July 25, 2003 – FLAG Telecom Group Limited (“FLAG Telecom”, “FLAG” or “the Company”, OTC: FTGLF.PK) today announced that it has notified The Bank of New York, the trustee under the Company’s Indenture dated October 9, 2002, of its election to redeem all series of notes issued by the Company under the Indenture on August 25, 2003.  As permitted under the Indenture, FLAG will redeem the Notes, which have a combined face value of $50.25 million, for a discounted redemption value of $35.25 million and will pay all accrued but unpaid interest.

Alex Gersh, CFO, FLAG Telecom, commented: “The Indenture was put in place as a short term facility to allow FLAG to manage its cash flow in the difficult months post restructuring.  The operational restrictions contained in the Indenture and ongoing expenses incurred in connection with the Indenture, combined with the Company’s strong cash and balance sheet position, were key elements in our decision to redeem the notes early.”

Patrick Gallagher, Co-Chairman and CEO, FLAG Telecom, said: “The redemption of these notes is a further statement of our confidence in our business strategy going forward and our ability to maintain our leading market position.”

About FLAG Telecom

FLAG Telecom is a leading provider of international wholesale network transport and communications services to carriers, ISPs, content providers and other broadband operators.  Its unique network spans four continents, connecting key markets in the Middle East, Asia, the USA and Europe.  FLAG offers a focused range of global products, including bandwidth, IP, Internet, Ethernet, and Co-Location services.

Recent news releases and further information are on FLAG Telecom’s website at: www.flagtelecom.com.

Forward-looking Statements

Statements contained in this Press Release that are not historical facts may be “forward-looking” statements as the term is defined in the Private Securities Litigation Reform Act of 1995.  To identify these forward-looking statements look for words like “believes”, “expects”, “may”, “will”, “should”, “seeks”, “intends”, “plans”, “projects”, “estimates”, or “anticipates” and similar words and phrases.  These, and all forward-looking statements, are based on current expectations and necessarily are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, our ability to achieve our objectives, to successfully redeem all series of notes issued by the Company under the Indenture on August 25, 2003 and the ability to maintain our leading market position.  More detailed information about these risks is contained in our Annual Report on the Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.  We caution readers not to rely on forward-looking statements, and we disclaim any intent or obligation to update these forward-looking statements.